Filed Pursuant to Rule 424(b)(3)
Registration No. 333-228157

PROSPECTUS SUPPLEMENT
(To prospectus supplement dated December 6, 2019
and accompanying prospectus dated November 5, 2018)

33,402,405 Shares

Common Stock

This prospectus supplement is being filed to update, amend and supplement certain information in the prospectus supplement, dated and filed with the Securities and Exchange Commission (the “SEC”) on December 6, 2019 (the “Original Prospectus Supplement”), and the accompanying prospectus dated November 5, 2018 (the “Prospectus”) related to the offer and sale of up to 33,402,405 shares of our common stock, par value $0.01 per share, from time to time through the Agents (as defined below), acting as our sales agents, or, if applicable, as Forward Sellers (as defined in the Original  Prospectus Supplement), or directly to one or more of the Agents, acting as principal, pursuant to that certain sales agreement dated December 6, 2019 (the “Sales Agreement”) between us and Mizuho Securities USA LLC, BB&T Capital Markets, a division of BB&T Securities, LLC, Stifel, Nicolaus & Company, Incorporated, Wells Fargo Securities, LLC, RBC Capital Markets, LLC, BofA Securities, Inc., Robert W. Baird & Co. Incorporated, Barclays Capital Inc., J.P. Morgan Securities LLC, BNY Mellon Capital Markets, LLC, Jefferies LLC, Citigroup Global Markets Inc., Goldman Sachs & Co. LLC, Morgan Stanley & Co. LLC, UBS Securities LLC, Credit Suisse Securities (USA) LLC, BMO Capital Markets Corp., BTIG, LLC, MUFG Securities Americas Inc., Regions Securities LLC, Scotia Capital (USA) Inc. and TD Securities (USA) LLC (each, an “Agent” and, together, the “Agents”) and the Forward Purchasers (as defined in the Original Prospectus Supplement).  This prospectus supplement is only intended to update, amend and supplement certain information in the Original Prospectus Supplement to the extent set forth in the following paragraph. You should read this prospectus supplement together with the Original Prospectus Supplement and Prospectus.

On August 5, 2020, we entered into Amendment No. 1 to the Sales Agreement, pursuant to which Truist Securities, Inc. succeeded to and assumed all the rights and obligations of BB&T Capital Markets, a division of BB&T Securities, LLC (“BB&T”) under the Sales Agreement and replaced BB&T as an Agent thereunder.  Accordingly, all references to “BB&T Capital Markets, a division of BB&T Securities, LLC” and “BB&T Capital Markets” in the Original Prospectus Supplement shall hereafter be deemed to be deleted and replaced with references to “Truist Securities, Inc.” and “Truist Securities”, respectively.  In addition, MUFG Securities Americas Inc. has elected to terminate its role as an Agent and its affiliate’s role as Forward Purchaser under the Sales Agreement, and, accordingly, all references to “MUFG Securities Americas Inc.” and “MUFG” in the Original Prospectus Supplement shall hereafter be deemed to be deleted. As a result of the events described above, all references in the Original Prospectus Supplement to an “Agent” or the “Agents” shall hereafter be deemed to exclude BB&T and  MUFG Securities Americas Inc. but to include Truist Securities, Inc., all references in the Original Prospectus Supplement to a “Forward Purchaser” or the “Forward Purchasers” shall hereafter be deemed to exclude MUFG Securities Americas Inc. and its affiliates, and all references in the Original Prospectus Supplement to the “Sales Agreement” shall be deemed to mean the Sales Agreement, as amended by Amendment No. 1 thereto.

Investing in our common stock involves risks.  See “Risk Factors” beginning on page S-5 of the Original Prospectus Supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Mizuho Securities	Truist Securities	Stifel	Wells Fargo Securities

RBC Capital Markets	BofA Securities	Baird	Barclays

J.P. Morgan	BNY Mellon Capital Markets, LLC	Jefferies	Citigroup

Goldman Sachs & Co. LLC	Morgan Stanley	UBS Investment Bank	Credit Suisse

BMO Capital Markets	BTIG	Regions Securities LLC	Scotiabank

TD Securities

The date of this prospectus supplement is August 5, 2020.